EXHIBIT 10.1

SECOND AMENDMENT
TO
SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”), is made and entered into as of February 6, 2014 (the “Effective Date”), by and among James River Coal Company, a corporation organized under the laws of Virginia (“JRCC”), and certain of JRCC’s Subsidiaries identified on the signature pages hereof, as borrowers (such Subsidiaries, together with JRCC, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), and the other credit parties party hereto, identified on the signature pages hereof as Guarantors (together, the Borrowers and Guarantors, the “Credit Parties”), the Lenders (as hereinafter defined) party hereto, General Electric Capital Corporation (“GECC”), a corporation formed under the laws of Delaware, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the other Credit Parties signatory thereto, the financial institutions from time to time party thereto as lenders (collectively, the “Lenders”), the L/C Issuers from time to time party thereto, the Administrative Agent, the Collateral Agent, and the other agents and arrangers from time to time party thereto are parties to that certain Second Amended and Restated Revolving Credit Agreement, dated as of June 30, 2011 (as amended, restated, supplemented and otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders and the L/C Issuers have committed to make certain loans and other extensions of credit to the Borrowers upon the terms and conditions set forth therein; and

WHEREAS, the Borrowers have requested that the undersigned Lenders and the Administrative Agent agree to amend certain of the terms and provisions of the Credit Agreement as specifically set forth in this Agreement; and

WHEREAS, the undersigned Lenders and the Administrative Agent are prepared to amend the Credit Agreement on the terms, subject to the conditions and in reliance on the representations set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.          Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as amended hereby).

2.          Amendments to the Credit Agreement.

Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Trigger Event Period” set forth therein and substituting in lieu thereof the following new definition:

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““Trigger Event Period” means any period (a) commencing upon the date that the sum of (w) cash received by the Administrative Agent during the continuance of any Cash Dominion Event that (i) has not been transferred to the Borrowers or applied to pay any Obligations or cash collateralize any Letter of Credit as of the date of determination thereof and (ii) is in excess of the outstanding Revolving Advances on such date, (x) Unrestricted Cash, (y) Availability and (z) the Additional Advisor Expenditures is less than the Trigger Event Amount and (b) ending on the date that the sum of (w) cash received by the Administrative Agent during the continuance of any Cash Dominion Event that (i) has not been transferred to the Borrowers or applied to pay any Obligations or cash collateralize any Letter of Credit as of the date of determination thereof and (ii) is in excess of the outstanding Revolving Advances on such date, (x) Unrestricted Cash, (y) Availability and (z) the Additional Advisor Expenditures for a period of ninety (90) consecutive calendar days equals or exceeds the Trigger Event Amount. For purposes of this Agreement, “Trigger Event Amount” shall mean (a) $13,000,000 during the period (i) commencing on January 31, 2014 and (ii) ending on March 31, 2014, and (b) $35,000,000 at all other times and “Additional Advisor Expenditures” shall mean the actual cash payments made by the Credit Parties to the Additional Advisor (as defined in the Second Amendment to Second Amended and Restated Revolving Credit Agreement, dated as of February 6, 2014, by and among the Credit Parties, the Lenders, the Administrative Agent and the other parties thereto) through such date of determination.”

3.          Supplemental Terms, Conditions and Covenants. The Borrowers and the other Credit Parties hereby agree to comply with the following terms, conditions and covenants notwithstanding any provision to the contrary set forth in this Amendment, the Credit Agreement or any other Loan Document (failure to comply with any of the terms, conditions and covenants contained in this Section 3 shall result in an immediate Event of Default).

(a)          The Borrowers and the other Credit Parties shall adhere with each of the milestones set forth on Exhibit A attached hereto (the “Milestones”), in each case, within the time limits specified on such Exhibit (as such time limits may be extended in writing by the Administrative Agent, the L/C Issuer and the Required Lenders).

(b)          Each of the Credit Parties shall cause appropriate representatives of Perella Weinberg Partners and the Additional Advisor (as defined in the Milestones) (together, the “Advisors”) to meet (telephonically or otherwise) with the Administrative Agent and the Lenders at such reasonable times during normal business hours and as often as may be reasonably requested by the Administrative Agent, the L/C Issuer or the Required Lenders, to answer questions, to provide updates and to deliver such written materials as may be reasonably requested by the Administrative Agent, the L/C Issuer or the Required Lenders relating to (i) the Borrowers’ efforts to raise new debt and/or equity capital and/or sell some or all of the Credit Parties’ businesses (any of the foregoing, a “Transaction”), including any proposed Transaction or any indication of interest or other proposal or offer from any prospective investor or purchaser, (ii) the financial condition or the actual or projected financial or operating results of the Credit Parties’ businesses and (iii) any other information required to be reported under the Credit Agreement. Without limiting the foregoing provisions, commencing with the week of February 10, 2014, the Borrowers and the Advisors shall have weekly status calls with the Administrative Agent and the Lenders regarding the status of the Milestones and/or the financial condition or the actual or projected financial or operating results of the Credit Parties’ businesses.

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(c)          Each of the Credit Parties shall cooperate with and support each Advisor in connection with the scope of its engagement under its respective engagement letter, including, without limitation, delivery of all information reasonably requested by the Advisors, access to the Credit Parties’ officers, employees and advisors during normal business hours as the Advisors may reasonably request and all other cooperation and actions required under the respective engagement letters.

(d)          On the Effective Date, the Borrowers shall have delivered to the Administrative Agent and Lenders, in each case, in form and substance acceptable to the Lenders, (x) a cash flow budget (“Cash Flow Budget”) for the duration of calendar year 2014 (on a monthly basis), including, without limitation, requirements for any additional financing, and (y) a 13-week cash flow budget (“13-Week Budget”) for the 13 week period commencing on January 31, 2014. The Borrowers shall provide a weekly roll-forward of the 13-Week Budget, together with a written explanation of any material variances from the prior week, on each Thursday thereafter. The payment of any amounts under the “Non-Operating Income” section of the 13-Week Budget that is in excess of the amount set forth in the 13-Week Budget (or otherwise approved by the Administrative Agent, the L/C Issuer and the Required Lenders) for such line item for such week shall be an immediate Event of Default.

(e)          If the absolute value of the “Total Operating Cash Flows” of the Borrowers (calculated in accordance with the 13-Week Budget, which, for the avoidance of doubt, shall include all receipts and disbursements other than those described in the “Non-Operating Income” section of the 13-Week Budget, but shall exclude any fees and expenses paid to the Administrative Agent, the Lenders or the Additional Advisor in excess of the amount budgeted for such expenditures) for the 4-week period commencing with the week ending February 14, 2014 and ending with the week ending March 7, 2014 (the “Test Period”) is greater than 110% of the absolute value of the aggregate budgeted Total Operating Cash Flows for the Test Period contained in the 13-Week Budget, then it shall be an immediate Event of Default.

(f)          None of the Credit Parties shall amend, supplement, terminate or otherwise modify an engagement letter with an Advisor, or terminate the engagement of an Advisor pursuant thereto, in each case without the prior written consent of the Administrative Agent, the L/C Issuer and the Required Lenders, unless, in case of a termination, within five Business Days of such termination, the Credit Parties engage a replacement advisor satisfactory to the Administrative Agent, the L/C Issuer and Required Lenders on terms and conditions (including scope of engagement) satisfactory to the Administrative Agent, the L/C Issuer and the Required Lenders.

(g)          Except for an engagement in accordance with clause (e) above, none of the Credit Parties shall engage any investment advisor, financial advisor or any other similar advisor (other than the Advisors and Deutsche Bank Securities Inc. on terms and conditions acceptable to the Administrative Agent, the L/C Issuer and the Required Lenders), unless such engagement is on terms and conditions (including scope of engagement) satisfactory to the Administrative Agent, the L/C Issuer and the Required Lenders.

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(h)          Notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, including any conditions or events otherwise required and the Limited Waiver below, a Cash Dominion Event shall be deemed to have occurred and be continuing from the Effective Date through the later of (i) March 31, 2014 and (ii) the termination of all Trigger Event Periods. So long as no Event of Default shall have occurred and be continuing, any cash received by the Administrative Agent pursuant to the exercise of full cash dominion pursuant to any Control Agreement shall be applied first, to any Obligations then due and payable, second, to any outstanding Revolving Advances not yet due and payable, and third, returned to the Borrowers. Any cash received during the continuance of an Event of Default shall be applied in accordance with Section 2.09(a)(ii) of the Credit Agreement.

4.          Affirmation and Acknowledgment of the Borrowers. The Borrowers hereby ratify and confirm all of their Obligations to the Lenders, including, without limitation, the Loans, and the Borrowers hereby affirm their absolute and unconditional promise to pay to the Lenders, the Administrative Agent, the Collateral Agent, each L/C Issuer and the Affiliates of each Lender, as applicable, all indebtedness, obligations and liabilities in respect of the Loans, the Letters of Credit, and all other amounts due under the Credit Agreement and the other Loan Documents as amended hereby. The Credit Parties hereby confirm that the Obligations are and remain secured pursuant to the Loan Documents and pursuant to all other instruments and documents executed and delivered by the Credit Parties as security for the Obligations.

5.          Limited Waiver. Solely to the extent that any Default or Event of Default has occurred as a result of or related to the occurrence of any Trigger Event Period (including with respect to Section 10.01 of the Credit Agreement), which would not have occurred had the Effective Date occurred prior to the occurrence of such Default or Event of Default (the “Waived Defaults”), immediately upon the Effective Date, the Administrative Agent and the Required Lenders hereby waive the Waived Defaults. Further, to the extent any Trigger Event Period shall have commenced prior to the Effective Date, which would not have occurred had the Effective Date occurred prior to the occurrence of such Trigger Event Period, notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, such Trigger Event Period shall be deemed to have ceased immediately upon the occurrence of the Effective Date.

6.          No Other Waivers, Amendments or Consents.

Except for the amendments and waivers expressly set forth and referred to in Sections 2 and 5 hereof, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. Nothing in this Agreement is intended or shall be construed to be a novation of any Obligations or any part of the Credit Agreement or any of the other Loan Documents or to affect, modify or impair the continuity or perfection of the Administrative Agent’s Liens under the Credit Agreement and Loan Documents.

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7.          Representations, Warranties and Covenants. To induce the undersigned Lenders to enter into this Agreement, the Credit Parties hereby warrant, represent and covenant to and with the Lenders and the Administrative Agent that: (a) this Agreement has been duly authorized, executed and delivered by the Credit Parties; (b) this Agreement and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of the Credit Parties, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (c) after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing as of this date; (d) no approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Credit Parties of this Agreement or the Credit Agreement or any other Loan Document as amended hereby; (e) after giving effect to this Agreement, all of the representations and warranties made by the Credit Parties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Agreement (except to the extent that any such representations or warranties expressly referred to a specific prior date); and (f) the Credit Parties have provided the full, correct and complete copy of the engagement letter with Perella Weinberg Partners (as in effect on the Effective Date) to the Administrative Agent. Any breach by the Credit Parties of any of its representations, warranties and covenants contained in this Section 7 shall be an Event of Default under the Credit Agreement.

8.          Conditions to Effectiveness. This Agreement shall not become effective unless and until the Administrative Agent has received (a) one or more counterparts of this Agreement, duly executed, completed and delivered by the Borrowers, the other Credit Parties and the Required Lenders and (b) a fully executed copy of the engagement letter with Perella Weinberg Partners (including all exhibits and schedules thereto), together with any amendments, modifications or supplements thereto.

9.          Reimbursement of Expenses. The Borrowers hereby agree to reimburse the Administrative Agent on demand for all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable and actual fees and expenses of its counsel) incurred by the Administrative Agent in connection with the negotiation, documentation and consummation of this Agreement and the other documents executed in connection herewith and the transactions contemplated hereby.

10.          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.          Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the Credit Parties hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

12.          Counterparts. This Agreement may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

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13.          Entire Agreement. The Credit Agreement as amended through this Agreement embodies the entire agreement between the parties hereto relating to the subject matter thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

14.          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

15.          No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties signatory hereto, their successors and permitted assigns, and no other person or entity shall be a third party beneficiary of this Agreement.

16.          Release. The Credit Parties hereby remise, release, acquit, satisfy and forever discharge the Lenders, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Affiliates of each Lender and their respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders, the Administrative Agent, the Collateral Agent, the L/C Issuer or the Affiliates of each Lender (collectively, the “Releasees”) of and from, and agree not to sue any Releasee in respect of, any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims, counterclaims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or may have against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever arising from, in connection with or in relation to the Credit Agreement or any of the other Loan Documents (including this Agreement), whether existing on or prior to the date hereof or arising after the date hereof based on facts, circumstances or events occurring or existing on or prior to the date hereof. Without limiting the generality of the foregoing, the Credit Parties waive and affirmatively agree not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof or that arise after the date hereof based on facts, circumstances or events occurring or existing on or prior to the date hereof, including, but not limited to, the rights to contest any conduct of the Lenders, the Administrative Agent or other Releasees on or prior to the date hereof. The Credit Parties hereby agree that if any Credit Party shall bring any cause of action, suit, claim, counterclaim, demand or other action released pursuant to this Section 16, the Credit Parties shall jointly and severally pay on demand, all fees, costs and expenses (including, without limitation, fees, costs and expenses of counsel) of any Releasee in connection with or arising out of such Releasee’s defense of such cause of action, suit, claim, counterclaim, demand or other action released pursuant to this Section 16.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers, effective as of the date first above written.

BORROWERS:

JAMES RIVER COAL COMPANY
JAMES RIVER COAL SERVICE COMPANY
LEECO, INC.
TRIAD MINING, INC.
TRIAD UNDERGROUND MINING, LLC
BLEDSOE COAL CORPORATION
JOHNS CREEK ELKHORN COAL CORPORATION
BELL COUNTY COAL CORPORATION
JAMES RIVER COAL SALES, INC.
BLEDSOE COAL LEASING COMPANY
BLUE DIAMOND COAL COMPANY
MCCOY ELKHORN COAL CORPORATION
CHAFIN BRANCH COAL COMPANY, LLC
HAMPDEN COAL COMPANY, LLC
LAUREL MOUNTAIN RESOURCES, LLC
LOGAN & KANAWHA COAL CO., LLC
ROCKHOUSE CREEK DEVELOPMENT, LLC
SNAP CREEK MINING, LLC

By: /s/ Samuel M. Hopkins, II
Name: Samuel M. Hopkins, II

Title: Vice President

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GUARANTORS:

JOHNS CREEK PROCESSING COMPANY
JOHNS CREEK COAL COMPANY
SHAMROCK COAL COMPANY, INCORPORATED
EOLIA RESOURCES, INC.
BDCC HOLDING COMPANY, INC.
INTERNATIONAL RESOURCE PARTNERS LP
BUCK BRANCH RESOURCES LLC
INTERNATIONAL RESOURCES, LLC
INTERNATIONAL RESOURCES HOLDINGS I LLC
INTERNATIONAL RESOURCES HOLDINGS II LLC
IRP KENTUCKY LLC
IRP WV CORP.
JAMES RIVER ESCROW INC.
IRP LP HOLDCO INC.
IRP GP HOLDCO LLC

JELLICO MINING, LLC

By: /s/ Samuel M. Hopkins, II
Name: Samuel M. Hopkins, II

Title: Vice President

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LENDER, L/C ISSUER, ADMINISTRATIVE AGENT

AND COLLATERAL AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ Aamir Moinuddin

       Name: Aamir Moinuddin

       Title: Duly Authorized Signatory

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LENDERS:

GE CAPITAL COMMERCIAL INC.

By: /s/ Paul Sleet

       Name: Paul Sleet

       Title:   Duly Authorized Signatory

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UBS AG, Stamford Branch

By: /s/ Lana Gifas

       Name: Lana Gifas

       Title: Director

                 Banking Products Services, US

By: /s/ Jennifer Anderson

       Name: Jennifer Anderson

       Title: Associate Director

                 Banking Product Services, US

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L/C ISSUER:

UBS AG, STAMFORD BRANCH

By: /s/ Lana Gifas

       Name: Lana Gifas

       Title: Director

                 Banking Products Services, US

By: /s/ Jennifer Anderson

       Name: Jennifer Anderson

       Title: Associate Director

                 Banking Product Services, US

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EXHIBIT A

Milestones

1.	On or before February 14, 2014, the Borrowers shall have engaged one additional advisor (the “Additional Advisor”), which shall be acceptable to the Administrative Agent, the L/C Issuer and the Required Lenders, and such engagement shall be evidenced by an engagement letter on terms and conditions, including as to scope of engagement, acceptable to the Administrative Agent, the L/C Issuer and the Required Lenders.

2.	On or before February 21, 2014, the Borrowers shall (a) deliver to the Administrative Agent a list of all prospective investors and purchasers that the Borrowers and their advisors believe in good faith may be interested in engaging in a Transaction (each a “Prospective Transaction Party”) and (b) contact each of the Prospective Transaction Parties regarding a potential Transaction (which shall include, at a minimum, a potential sale of the Credit Parties’ businesses) and request that each such Prospective Transaction Party execute a customary confidentiality agreement prior to receipt of the Presentation (as defined below) and access to the Data Room (as defined below).

3.	On or before February 28, 2014, the Borrowers and the other Credit Parties shall deliver a management presentation (that shall include, at a minimum, all information that would customarily be provided in connection with the sale of a business, the “Presentation”) acceptable to the Administrative Agent, the L/C Issuer and Required Lenders, to each Prospective Transaction Party that has executed a customary confidentiality agreement, with a copy to the Administrative Agent and the Lenders.

4.	On or before March 7, 2014, the Borrowers and the other Credit Parties shall complete the preparation of the “data room” (the “Data Room”) containing financial, operating and other documentation for Prospective Transaction Parties to formulate a proposal for a Transaction, which shall include, at a minimum, all information that would customarily be provided in connection with the sale of a business. Upon the completion of the Data Room, each Prospective Transaction Party that has executed a customary confidentiality agreement shall have access to the Data Room until such Prospective Transaction Party shall have had a reasonable opportunity to complete its due diligence. In addition, the Administrative Agent and its advisors shall have access to the Data Room.

5.	On a weekly basis from and after March 10, 2014, the Borrowers and the other Credit Parties shall deliver to the Administrative Agent an updated report, in form satisfactory to the Administrative Agent, specifying for each Prospective Transaction Party, (a) whether and/or when the Presentation was delivered to the Prospective Transaction Party, (b) whether and/or when the Prospective Transaction Party was initially given access to the Data Room, (c) whether and/or when the Prospective Transaction Party delivered a written indication of interest, letter of intent, highly confident letter, commitment letter or similar document (or any revised version thereof), and (d) any other information reasonably requested by the Administrative Agent.

6.	The Borrowers and the other Credit Parties (x) shall establish March 31, 2014, or an earlier date, as the deadline for each Prospective Transaction Party’s submission of a letter of intent to engage in a Transaction, and (y) shall have delivered to the Administrative Agent on that date one or more of the following: (i) in the case of a Transaction that is a sale of assets, a letter of intent; and (ii) in the case of a Transaction that is a debt or equity issuance, a commitment letter, that individually or together provide for Transactions that will close on the same date (which shall in no event, in the good faith judgment of the Administrative Agent, the L/C Issuer and the Required Lenders, be expected to be later than June 30, 2014 (or if such Transaction is a debt or equity issuance, July 31, 2014) and, in the aggregate, shall provide (or in the good faith judgment of the Administrative Agent, the L/C Issuer and the Required Lenders, can be expected to provide) net cash proceeds on that date sufficient to repay all outstanding Obligations in full and otherwise on terms and conditions acceptable to the Administrative Agent, the L/C Issuer and the Required Lenders.

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